Exhibit 5.1

November 10, 2026

KORU Medical Systems, Inc.

100 Corporate Drive

Mahwah, NJ 07430

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to KORU Medical Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of an additional 2,300,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Company’s 2024 Omnibus Equity Incentive Plan, as amended by that certain Amendment No.1 to the 2024 Omnibus Equity Incentive Plan (collectively, the “Plan”). In this opinion, we refer to the shares of Common Stock described above as the “Shares”.

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (1) the Registration Statement, including the exhibits thereto, (2) the Company’s Certificate of Incorporation, (3) the Company’s Amended and Restated By-laws, as amended by that certain Amendment No. 1 to Amended and Restated By-laws, (4) certain resolutions of the Board of Directors of the Company, (5) the Plan, and (6) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the persons executing the documents examined by us have the legal capacity to execute such documents; (e) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (f) the Shares will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement; and (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

KORU Medical Systems, Inc.

November 10, 2026

Based on such examination, we are of the opinion that the Shares have been duly authorized by the Company and, when issued by the Company and delivered to participants in accordance with the provisions of the Plan and any applicable award agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

We express no opinion as to the laws of any jurisdiction other than the State of Delaware. This opinion letter speaks only as of the date the Registration Statement becomes effective under the Securities Act, and we assume no obligation to revise or supplement this opinion letter thereafter. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ Royer Cooper Cohen Braunfeld LLC